                                                                    Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges


                                                                                        Six Months Ended
                                                   Fiscal Years Ended July 31,            January 31,
                                             ---------------------------------------    -----------------
                                              1993    1994    1995    1996    1997       1997       1998
                                             ------  ------  ------  ------  -------    ------     ------
COMPUTATION OF EARNINGS
Pretax income from continuing operations     $    5  $  136  $2,943  $5,346  $11,258    $4,113     $8,819
                                             ------  ------  ------  ------  -------    ------     ------

COMPUTATION OF FIXED CHARGES
Interest expense                                113     401     764     541       67        45         96

Interest factor in rental expense                39      52      64      83      208        75        195
                                             ------  ------  ------  ------  -------    ------     ------
Total fixed charges                             152     453     828     624      275       120        291
                                             ------  ------  ------  ------  -------    ------     ------
Total earnings and fixed charges             $  157  $  589  $3,771  $5,970  $11,533    $4,233     $9,110
                                             ======  ======  ======  ======  =======    ======     ======
RATIO OF EARNINGS TO FIXED CHARGES              1.0     1.3     4.6     9.6     41.9      35.3       31.3
                                             =======================================    =================


Computation of Proforma Ratio of Earnings to Fixed Charges

                                                          Fiscal
                                                           Year        Six Months Ended
                                                           Ended         January 31,
                                                         July 31,   ---------------------
                                                           1997        1997        1998
                                                         ---------  ---------   ---------
COMPUTATION OF EARNINGS
Proforma pretax income from continuing operations          $12,988     $4,858      $9,585
                                                           -------     ------      ------

COMPUTATION OF FIXED CHARGES
Proforma interest expense                                    3,824      2,275       1,177
Interest factor in rental expense                              300        149         204
                                                           -------     ------      ------

Total fixed charges                                          4,124      2,424       1,381
                                                           -------     ------      ------

Total earnings and fixed charges                           $17,112     $7,282     $10,966
                                                           =======     ======     =======

RATIO OF EARNINGS TO FIXED CHANGES                             4.1        3.0         7.9
                                                           ==============================